Filed Pursuant to Rule 433

Registration No. 333-271535

Issuer Free Writing Prospectus dated October 30, 2025

Relating to Preliminary Prospectus Supplement dated October 30, 2025

PRICING TERM SHEET

META PLATFORMS, INC.

October 30, 2025

$4,000,000,000 4.200% Senior Notes due 2030

$4,000,000,000 4.600% Senior Notes due 2032

$6,500,000,000 4.875% Senior Notes due 2035

$4,500,000,000 5.500% Senior Notes due 2045

$6,500,000,000 5.625% Senior Notes due 2055

$4,500,000,000 5.750% Senior Notes due 2065

Summary of Terms

Issuer:	Meta Platforms, Inc.

Format:	SEC Registered

Issue:	Senior Notes

Trade Date:	October 30, 2025

Settlement Date (T+2):*	November 3, 2025

Denominations:	$2,000 x $1,000

Ratings:**	Aa3 (Moody’s Investors Service, Inc.) AA- (Standard & Poor’s Ratings Services)

Maturity:	2030 Notes: November 15, 2030 2032 Notes: November 15, 2032 2035 Notes: November 15, 2035 2045 Notes: November 15, 2045 2055 Notes: November 15, 2055 2065 Notes: November 15, 2065

Principal Amount:	2030 Notes: $4,000,000,000 2032 Notes: $4,000,000,000 2035 Notes: $6,500,000,000 2045 Notes: $4,500,000,000 2055 Notes: $6,500,000,000 2065 Notes: $4,500,000,000

Public Offering Price:	2030 Notes: 99.882% 2032 Notes: 99.992% 2035 Notes: 99.982% 2045 Notes: 99.817% 2055 Notes: 99.824% 2065 Notes: 99.888%

Coupon (Interest Rate):	2030 Notes: 4.200% 2032 Notes: 4.600% 2035 Notes: 4.875% 2045 Notes: 5.500% 2055 Notes: 5.625% 2065 Notes: 5.750%

Yield to Maturity:	2030 Notes: 4.226% 2032 Notes: 4.601% 2035 Notes: 4.877% 2045 Notes: 5.515% 2055 Notes: 5.637% 2065 Notes: 5.757%

Spread to Benchmark Treasury:	2030 Notes: T + 50 bps 2032 Notes: T + 70 bps 2035 Notes: T + 78 bps 2045 Notes: T + 88 bps 2055 Notes: T + 98 bps 2065 Notes: T + 110 bps

Benchmark Treasury:

2030 Notes: UST 3.625% due September 30, 2030

2032 Notes: UST 3.875% due September 30, 2032

2035 Notes: UST 4.250% due August 15, 2035

2045 Notes: UST 4.875% due August 15, 2045

2055 Notes: UST 4.750% due May 15, 2055

2065 Notes: UST 4.750% due May 15, 2055

Benchmark Treasury Price/Yield:	2030 Notes: 99-17+ and 3.726% 2032 Notes: 99-27 and 3.901% 2035 Notes: 101-07 and 4.097% 2045 Notes: 103-02+ and 4.635% 2055 Notes: 101-15+ and 4.657% 2065 Notes: 101-15+ and 4.657%

Interest Payment Dates:	May 15 and November 15, commencing on May 15, 2026

Optional Redemption:

2030 Notes: At any time prior to October 15, 2030, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 10 basis points; par call at any time on or after October 15, 2030.

2032 Notes: At any time prior to September 15, 2032, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points; par call at any time on or after September 15, 2032.

2035 Notes: At any time prior to August 15, 2035, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points; par call at any time on or after August 15, 2035.

2045 Notes: At any time prior to May 15, 2045, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points; par call at any time on or after May 15, 2045.

2055 Notes: At any time prior to May 15, 2055, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points; par call at any time on or after May 15, 2055.

2065 Notes: At any time prior to May 15, 2065, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points; par call at any time on or after May 15, 2065.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

Co-Managers:	Allen & Company LLC Blaylock Van, LLC CastleOak Securities, L.P. R. Seelaus & Co., LLC Siebert Williams Shank & Co., LLC

CUSIP / ISIN:

2030 Notes: 30303MAB8 / US30303MAB81

2032 Notes: 30303MAC6 / US30303MAC64

2035 Notes: 30303MAD4 / US30303MAD48

2045 Notes: 30303M8X3 / US30303M8X35

2055 Notes: 30303MAE2 / US30303MAE21

2065 Notes: 30303M8Y1 / US30303M8Y18

*

It is expected that the delivery of the notes will be made against payment therefor on or about November 3, 2025, which will be the second business day after the date of the prospectus supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day preceding the Settlement Date will be required, by virtue of the fact that the notes will settle in two business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the representatives of the underwriters can arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 or Morgan Stanley & Co. LLC at 1-866-718-1649.

This information does not purport to be a complete description of these securities or the offering. Please refer to the preliminary prospectus supplement for a complete description of the securities. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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